Exhibit 99.1

Unicycive Therapeutics Announces Second Quarter 2021 Financial Results

Completed initial public offering in July 2021 with gross proceeds of $25 million

Planned meeting with the U.S. FDA in Q4 2021 to align on Renazorb program

LOS ALTOS, Calif., August 16, 2021 -- Unicycive Therapeutics, Inc. (Nasdaq: UNCY), a clinical stage biotechnology company developing therapies for patients with kidney disease, today reported financial results for the second quarter ended June 30, 2021.

“With our recent initial public offering, we believe we are now well positioned to advance our pipeline programs for the treatment of kidney diseases,” said Shalabh Gupta, M.D., Chief Executive Officer. “Our lead program, Renazorb, is looking to address the challenging treatment burden faced by patients suffering from hyperphosphatemia as a result of their chronic kidney disease. Our preclinical studies are ongoing to support an expedited 505(b)(2) regulatory approval pathway with the U.S. Food and Drug Administration (FDA). We are also advancing UNI-494, our novel small-molecule mitochondrial protectant product candidate for the potential treatment of acute kidney injury and chronic kidney disease, through preclinical studies to support our planned investigational new drug application with the FDA next year.

With the recent funding, we look forward to accomplishing numerous milestones for our key programs.”

Key Highlights and Upcoming Milestones

●	Completed initial public offering in July 2021 with gross proceeds of $25 million
●	Planned meeting with the U.S. FDA in Q4 2021 regarding alignment on Renazorb program
●	Planned completion of pre-clinical studies with UNI-494 in the first half of 2022

Second Quarter 2021 Financial Results

Research and development expenses for the second quarter of 2021 were $0.5 million, compared to $0.2 million for the second quarter of 2020. This increase was primarily attributable to stock compensation expense recorded in the current period.

General and administrative expenses for the second quarter of 2021 were $0.3 million, compared to $0.2 million for the second quarter of 2020. This increase was primarily attributable to increases in accounting and professional services costs in the current period.

Net loss for the second quarter of 2021 was $1.1 million, or $0.13 per share of common stock, compared to a net loss of $0.3 million, or $0.04 per share of common stock, for the second quarter of 2020. This increase was primarily attributable to interest expense and stock compensation expense in the current period.

About Unicycive

Unicycive is a biotechnology company developing novel treatments for kidney diseases. Unicycive’s lead drug, Renazorb, is a novel phosphate binding agent being developed for the treatment of hyperphosphatemia. UNI-494 is a patent protected new chemical entity in late preclinical development for the treatment of acute kidney injury. For more information, please visit www.unicycive.com.

Forward-looking statement

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Unicycive’s expectations, strategy, plans or intentions. These forward-looking statements are based on Unicycive’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our pre-clinical studies may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; risks related to business interruptions, including the outbreak of COVID-19 coronavirus, which could seriously harm our financial condition and increase our costs and expenses; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or product candidates will be utilized or prove to be commercially successful. Additionally, there are no guarantees that future clinical trials will be completed or successful or that any therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in our Form 10-Q for the quarter ended June 30, 2021 and in our registration statement on Form S-1 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Unicycive does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Unicycive Therapeutics, Inc.

Balance Sheets

(in thousands, except for share and per share amounts)

	As of	As of
	December 31,	June 30,
	2020	2021
		(unaudited)
Assets
Current assets:
Cash	$-	$1
Prepaid related party service fee	-	38
Deferred offering costs	200	864
Prepaid expenses and other current assets	4	10
Total current assets	204	913
Total assets	$204	$913

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$184	$357
Related party service fee payable	9	-
Accrued liabilities	168	658
Convertible notes	1,528	3,199
Loan from stockholder	967	901
Government loan	19	-
Total current liabilities	2,875	5,115
Total liabilities	2,875	5,115
Commitments and contingencies (Note 7)
Stockholders’ deficit:
Preferred stock: $0.001 par value per share—10,000,000 shares authorized at December 31, 2020 and June 30, 2021 (unaudited); no shares issued and outstanding at December 31, 2020 and June 30, 2021 (unaudited)	$-	$-
Common stock, $0.001 par value per share – 200,000,000 shares authorized at December 31, 2020 and June 30, 2021 (unaudited); 8,514,070 shares issued and outstanding at December 31, 2020, and 8,771,290 shares issued and outstanding at June 30, 2021 (unaudited)	9	9
Additional paid-in capital	3,242	3,775
Accumulated deficit	(5,922)	(7,986)

Total stockholders’ deficit	(2,671)	(4,202)
Total liabilities and stockholders’ deficit	$204	$913

Unicycive Therapeutics, Inc.

Statements of Operations

(in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2021	2020	2021

Operating expenses:
Research and development	$182	$493	$329	$942
General and administrative	154	286	349	568
Total operating expenses	336	779	678	1,510
Loss from operations	(336)	(779)	(678)	(1,510)
Other expenses:
Interest expense	(2)	(321)	(4)	(573)
Gain on extinguishment of debt	-	-	-	19
Total other expenses	(2)	(321)	(4)	(554)
Net loss	$(338)	$(1,100)	$(682)	$(2,064)
Net loss per share, basic and diluted	$(0.04)	$(0.13)	$(0.08)	$(0.24)
Weighted-average shares outstanding used in computing net loss per share, basic and diluted	8,483,382	8,771,290	8,472,866	8,677,497

Contacts:

Remy Bernarda

ir@unicycive.com

(650) 900-5470

SOURCE: Unicycive Therapeutics, Inc.